EXHIBIT 99.1

Transcript of

BK Technologies Corporation

Second Quarter & Six Months 2021 Earnings Call

August 12, 2021

Participants

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Timothy Vitou - President, BK Technologies Corporation

William Kelly - Chief Financial Officer & Secretary, BK Technologies Corporation

Analysts

Brett Reiss - Janney Montgomery Scott LLC

Presentation

Operator

Good morning, ladies and gentlemen, and welcome to the BK Technologies Corporation Conference Call for the Second Quarter 2021. This call is being recorded. All participants have been placed in a listen-only mode. Following management’s remarks, the call will be open to questions.

Before turning the call over to our Chief Executive officer, Mr. John Suzuki, for opening remarks, I will provide the following safe harbor statement.

Statements made during this conference call that are not based on historical facts are forward-looking statements. Such statements include, but are not limited to, projections or statements of future goals and targets regarding the company’s revenue and profits. These statements are subject to known and unknown factors and risks.

The company’s actual results, performance and achievements may differ materially from those expressed or implied by these forward-looking statements, and some of the factors and risks that could cause or contribute to such material differences have been described in yesterday’s press release and in BK’s filings with the U.S. Securities and Exchange Commission.

These statements are based on information and understandings that are believed to be accurate as of today, and we do not undertake any duty to update such forward-looking statements. I will now turn the call over to John Suzuki, CEO of BK Technologies. Mr. Suzuki, you may begin.

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Thank you, Dagmar, and thanks, everyone, for joining today. As most of you know, I joined BK very recently. Some of you I have already spoken with. And others, I look forward to speaking with at a future date. Before I start with my opening remarks, I wanted to take a moment to address what attracted me to BK Technologies.

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As you know, I have considerable experience in the industry. Most recently as the CEO of EF Johnson Technologies, and previous positions at companies such as Ericsson and Motorola. I was not looking for a job, but with this opportunity, I could not pass it up.

With my background in the industry, I have kept tabs on BK and the tremendous progress they have made in the past 5 years. With their focus on building a world-class engineering team and revamping the approach to manufacturing and operations. BK has built a solid foundation for growth.

The team at our Sawgrass Florida technology center includes some of the best talent in our industry, and have already spent some time with them since coming on board. I’m excited about what the future holds, particularly as it relates to the BKR 9000. I have thought for a long time that this sector was ripe for a product like the 9000. And BK has methodically planned, developed and will soon launch a cutting-edge product.

The BK team’s mission is 2-pronged: first, to build the best communication device for the public safety multiband market; and second, to take market share from Motorola. I think with the BKR 9000, we’re in good shape to achieve success on both of these fronts. Additionally, I like the fact that our design and engineering capabilities are here in the U.S.

It makes for a better product and it resonates with customers and partners, particularly in the industries that we serve.

Finally, while the company is relatively small today, the Board is committed to making BK a much larger and more valuable business, both through organic growth and potential acquisitions. The most recent capital raise is a reflection of this longer-term strategy. I’m energized to have joined BK Technologies and I’m confident that there are great things ahead.

With that introduction, let me review some of the highlights of our financial results and operational activity during the quarter. Then, I’ll turn it over to Tim Vitou, BK’s President; and then to our Executive Vice President and Chief Financial Officer, Bill Kelly, to dive deeper into our financial results. We’ll conclude by opening up the call for a brief Q&A.

Beginning with our financial results, Q2 revenue came in at $11.3 million compared to $9.9 million in the second quarter of last year. Our gross margins for the second quarter were slightly below gross margins in the second quarter of 2020. This is due primarily to cost increases for material and freight as well as the ramp-up of our internal manufacturing. We expect that these extra costs will continue through 2021, but return to a more normal levels in 2022, as supply chains catch-up with the recent demands.

In short, we believe the company is well positioned to see margin growth as we continue to scale our business. One thing that I have been very impressed with during my short tenure at the company, it’s the job that Tim and the rest of the executive team have done over the past 4 years to transform this business. The BKR 5000 is seeing excellent traction in the marketplace with existing and new customers. The BKR 9000, which we are on track to launch by the end of this year, is potentially transformative to the business.

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As of right now with our existing BK products, we believe we can go after approximately 20% of the $2.3 billion addressable market. The multiband capabilities of the BKR 9000 positions us to significantly expand our reach to approximately 40% of the addressable market. In addition to expanding our business with existing customers, we anticipate much of this opportunity is with brand new customers with whom we have not been able to do business within the past.

Looking at market penetration today, we have low-single-digit market share, and Motorola has what we estimate to be over 70% market share. We project that an increase in just a few percentage points and our market share has the potential to bring us to $100 million plus in annual revenue. If our product is even comparable, let alone superior, to that of the competition then this is very achievable.

Now, I’d like to review a number of exciting developments from this past quarter. We closed a public offering for an aggregate gross proceeds of $12.7 million. As I discussed earlier, this capital raise provides the company with significantly bolstered balance sheet to support growth initiatives, be it additional investment in organic growth or strategic acquisitions to grow our share in the public safety market.

In July, retired Major General, Gray Payne, a member of the board of BK Technologies since January 2017, was named Chairman of the Board of Directors of the company. General Payne brings over 40 years of leadership experience both in the military and private sector. Given the customers we serve, having a chairman of his background and pedigree, as retired Major General has already proven to be a value.

At this point, I’d like to pass the call to Tim Vitou, our President to highlight some of the customer traction we’ve seen for the BKR 5000 since we last spoke. Tim?

Timothy Vitou - President, BK Technologies Corporation

Thank you, John, and good morning, everyone. The BKR 5000 is being very well received in the market. We continue to win contracts across the country, including the following. In May, the BKR 5000 was selected by the Boardman Fire & Rescue District in Boardman, Oregon, and the Washington Department of Fish & Wildlife. We’re also awarded a 5-year blanket purchase agreement from the USDA Forest Service that extends through May 6, 2026, and establishes maximum procurements over a 5-year period of $50 million. Just a few days ago, we received and announced $2.5 million purchase order under this agreement.

In June, the Nevada Division of Forestry; the Illinois Division of Forestry; the Montana Department of Natural Resources; Portland Fire & Rescue; the Depoe Bay Fire District; and the Oregon Department of Forestry all selected or upgraded to BKR 5000.

In July, we continue to win orders at the state and at the federal level, as the U.S. Department of Interior Bureau of Land Management chose the BKR 5000 for purchase and deployment to assist them in managing approximately 950 million acres of total land across the U.S. We’ve also received orders for the BKR 5000 from the Tennessee Valley Authority, the Farsouth Fire & Rescue Department in Chaparral, New Mexico; and the Redmond Fire & Rescue in Oregon.

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To top off the quarter, we received an order for our BKR 5000 portable communication technology from the Florida State Parks. These awards, upgrades and orders represent a significant vote of confidence in our product. As most of these divisions are frontline workers and first responders operating with zero margin for error. And they continue to select our best-in-class state-of-the-art product to maintain the standard. Unfortunately, these natural disasters are only getting more common as we’ve all seen over the past few years.

BK provides the people on the frontlines with products that they can depend on in life and death situations. We take great pride in that and look forward to getting our products in the hands of more of these heroes.

I’ll now turn the call over to Bill Kelly, our Executive Vice President and Chief Financial Officer, who will review the financial and operating highlights. Bill?

William Kelly - Chief Financial Officer & Secretary, BK Technologies Corporation

Thanks, Tim. Following is a summary of our financial and operating results for the periods ending June 30, 2021. Sales for the second quarter totaled approximately $11.3 million compared with $9.9 million for the same quarter last year. Throughout Q2, we experienced material shortages and extended lead-times within our supply chain, which impacted our ability to manufacture and convert customer orders into shipments. We anticipate that these factors will likely persist through the end of the year.

Gross profit margins as a percentage of sales in the second quarter were 37.2% compared with 43.6% for the second quarter last year. As John mentioned previously, this is primarily due to cost increases from material and freight, as well as the ramp-up of our internal manufacturing, which we anticipate should improve as we refine and improve our process as moving forward.

Selling, general and administrative expenses, or SG&A, for the second quarter totaled approximately $4.6 million or 40.2% of sales, compared with $4.4 million or 43.9% of sales for the same quarter last year. This increase is related to the timing of product development expenses as well as increased sales commissions.

We’ve recognized an unrealized gain of $2.3 million on our investment in FG Financial Group, compared with an unrealized loss of $200,000 for the second quarter last year. Our net income for the second quarter of 2021 totaled approximately $1.7 million or $0.13 per basic and $0.12 per diluted share, compared with a net loss of approximately $302,000 or $0.02 per basic and diluted share for the same quarter last year.

As of June 30, 2021, working capital totaled approximately $24.9 million, of which $22.9 million is comprised of cash, cash equivalents and trade receivables. This compares with working capital totaling $15.1 million at 2020 year-end, which included $13.3 million of cash, cash equivalents and trade receivables. Our capital return program has paid 21 consecutive quarterly dividends with the last being paid on August 9, just a few days ago.

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That concludes my remarks. We’ll now move on to the question-and-answer portion of the conference call. I’ll remind everyone that we do not provide financial guidance or operational guidance on a quarterly or annual basis.

Dagmar, we’re now ready to open the floor for questions.

Operator

Thank you. The floor is now open for questions. [Operator Instructions] Our first question comes from [Walter Bellinger with LoanTime Capital] [ph]. Please state your question.

Q: Hey, guys, thanks for taking my question. Could you provide a little more color around the market verticals you expect the 9000 will open up?

Timothy Vitou - President, BK Technologies Corporation

Sure, Walter. This is Tim, the President. The 9000 is being targeted for 4 major big buckets of operation for us. The first is the public safety market, which includes the structure fire vertical and the law enforcement vertical. Structure fire is over $700 million a year. The law enforcement is over $500 million a year. And the 9000s been designed specifically with those verticals in mind.

It also can attract customers in the public services arena. That would be like the transportation bus lines, the water, sewer, road departments. The waste management in any kind of major city or even minor city. The EMS vertical is one that we’ve been in before that will also be a very attractive 9000 marketplace for us.

And then in the federal side, we have the DoD. Specifically, the Army will be a very attractive market for us to enter, as well as some of the other DHS and DOJ agencies. All of these markets are exactly where the 9000 can play.

Q: Great, thanks. That’s it for me. Good luck, guys.

Timothy Vitou - President, BK Technologies Corporation

Thank you.

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Thank you, Walter.

Operator

[Operator Instructions] Our next question comes from [Kevin Mangan] [ph]. Please state your question.

Q: Hi, guys. Congratulations on the great quarter. Just a quick question in terms of being able to pass through some of these costs, are these contracted in on long-term contracts? Or are you able to kind of increase prices to kind of counter the increased cost of materials and supply chain issues?

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John Suzuki - Chief Executive Officer, BK Technologies Corporation

So some of these, some of our customers have long-term contracts. And we do have stated contracts, where other customers use us as purchasing vehicles and those are locked-in prices. I would say between the 2 of them that would be the majority of our sales. So it’s a little bit more difficult for us to increase the pricing that we have, because of those contracts.

In other cases, where we had been discounting in the past, those are areas where we could probably look at reducing and we’ve been doing that.

Q: Got it. Okay, thank you.

Operator

Okay, our next question comes from Brett Reiss with Janney Montgomery. Please state your question.

Q: Hi, can you hear me?

Timothy Vitou - President, BK Technologies Corporation

We can.

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Yes.

Q: Oh, great, great. Thank you for the opportunity to ask a question. When you announce these contract awards with governmental bodies or quasi-governmental bodies, I assume the funding for us to consummate the order is in place, or can that sometimes be an issue?

Timothy Vitou - President, BK Technologies Corporation

Thanks for the question, Brett. This is Tim. It varies quite frankly. When we announced the BPA, the Blanket Purchase Agreement with the Forest Service, for example, they typically will stretch out, in this particular case 5 years. It can exceed $50 million. They will have budget every year to apply toward that. It varies every year.

Sometimes we’ve seen over the 14 years I’ve been here, the budget from year to year increase, and sometimes we see it decrease. So it really varies. So the funding is rarely there for that kind of BPA. On a regular contract, that is going to show sales over a 1, 2 or 3 years, that funding is typically already in place. Therefore, they issue the contract. So we have both.

Q: Great, great. Could you describe what tweak from an engineering point of view has to happen before the 9000 series is good to go and can be accepted by customers for orders?

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Hi, Brett. This is John Suzuki. So I had the pleasure of spending some time in Sawgrass last week with the engineering team. And first, I want to say that, I’ve been in the industry over 30 years. I’ve worked with a lot of engineering groups with Harris and with Motorola, EF Johnson, obviously, more recently. And I would say this is one of the most impressive engineering teams that I’ve ever met with.

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In terms of the challenges they have, I mean, I would say that this is a critical period as we go from the development into manufacturing. I think over the next couple months that the team is extremely focused. And, this is a key part of the development. In terms of the individuals, I would say there is nothing that we didn’t expect. There are normally things that you would see through the development process of designing a new radio and the team are addressing those issues.

So other than that, we still believe that we are on track to get this product launched at the end of end of this year.

Q: Great. Thank you very much for taking my questions.

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Sure, absolutely, Brett.

Timothy Vitou - President, BK Technologies Corporation

Thank you.

Operator

Okay. And that was the final question, I’ll turn it back over to management for closing remarks.

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Thank you, Dagmar, and thank you, everyone, for participating in today’s call. We look forward to speaking with you again and report on our Q3 2021 results in September of 2021. All the best to you and have a great day.

Operator

Thank you. This concludes today’s conference call. We thank you for your participation. You may disconnect your lines at this time and have a great day.

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